EXHIBIT 99.1

PULSE ELECTRONICS CORPORATION ANNOUNCES CONVERTIBLE NOTE EXCHANGE TRANSACTIONS

Reduces Debt, Extends Maturity, and Clarifies Capital Structure; Allows Company to Focus on Long Term Strategy

SAN DIEGO, February 21, 2014—Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today announced it has reached agreements with the holders of approximately $20.7 million of the company’s $22.3 million outstanding 7% convertible senior notes due 2014 to exchange their notes for various combinations of the company’s existing Term B Loan, newly issued common stock, and cash. The exchange transactions will reduce the company’s outstanding debt and the amount of cash required for debt service and will extend the maturity of the exchanged debt beyond 2014, allowing the company to further focus on its long term strategy and the execution of its business plans.

The company has also reached agreement with certain affiliates of investment funds managed by Oaktree Capital Management L.P. (“Oaktree”), to convert all its holdings of the company’s Series A preferred stock to common stock immediately in connection with the closing of the exchange transactions.

In relation to Oaktree’s increased common stock ownership, the company agreed to increase the size of its board of directors from seven to nine members and to appoint three Oaktree designees to the board upon closing of the transactions.

“I am very pleased that the noteholders have accepted Pulse’s exchange offers,” said Pulse Chairman and Chief Executive Officer Ralph Faison.  “We believe these exchange transactions represent the best possible outcome for all stakeholders and put our immediate financing issues behind us, allowing Pulse to look to the future as we build on our operational improvements and focus on opportunities to grow our business.”

“The exchange transactions immediately reduce our debt by nearly $5 million and extend the maturity of the exchanged debt to 2017,” Mr. Faison continued.  “We achieved this with significantly less dilution of our existing shareholders than we originally illustrated, and they will retain a significantly greater share of total equity than the maximum dilution that was contemplated at the original refinancing in 2012.  Further, the transactions enable Oaktree to convert their preferred stock into common stock at the ratio we envisioned in 2012, which we believe will clarify the ultimate capital structure of the company.”

“We welcome the new members designated by Oaktree to our board of directors,” said Mr. Faison.  “Oaktree’s representation provides a direct linkage between the company and its largest shareholder, and we look forward to the expertise they will bring to the pursuit of the company’s objectives.”

The company also reported that it expects its fourth quarter revenue and non-GAAP operating profit results to be consistent with the outlook provided in November 2013, subject to normal year-end audit and related activities currently in process.

The Exchange Transactions

The company reached individual agreements with the holders of over 90% of its 7% convertible senior notes through independent negotiations.  The company believes the pursuit of separate agreements allowed for greater flexibility in the types of consideration offered and a higher likelihood of success than could have been achieved through a single public exchange offer.  In aggregate, the company will issue approximately $14.9 million of new debt under its existing Term B Loan and 1.1 million shares of its common stock and pay $2.1 million in cash for approximately $20.7 million of the outstanding $22.3 million of convertible senior notes.

The new Term B Loans will have the same terms as the Term B Loans issued in the company’s refinancing transaction with Oaktree in November 2012.  The interest rate is 10% per annum and, at the company’s election, is payable-in-kind through November 20, 2015.  The Term B Loans mature on November 20, 2017, and are secured by a first priority lien on the shares and assets of certain domestic and international subsidiaries. It is non-amortizing and may be prepaid without any penalty; however the Term B Loans may not be repaid until the existing Term A Loans issued in the 2012 refinancing are paid in full.

In connection with the exchange transactions, Oaktree has agreed, among other things, to modifications of certain financial covenants of the secured term loans through maturity, which the company believes will allow greater flexibility to execute its long-term strategy.  In consideration for such covenant modification and other amendments and waivers to the credit agreement, the company will pay Oaktree an amendment payment of 1.5% of amounts outstanding under the facility prior to the exchange transactions, which will be capitalized and added to the principal of the outstanding Term A Loans and Term B Loans held by Oaktree on a pro rata basis.

Also in connection with the closing of the exchange transactions, Oaktree has agreed to convert the 1,000 shares of Series A preferred stock held by it into approximately 8.2 million additional shares of Pulse common stock as prescribed by the Investment Agreement signed in November 2012 as amended.  Following conversion of the Series A preferred stock, Oaktree will own approximately 68.7% of the outstanding common stock of the company (not including common stock and common stock equivalents acquired by Oaktree prior to the transactions contemplated by the Investment Agreement that closed in November 2012).

Board of Directors Expansion

In connection with the exchange transactions, the company also has agreed to appoint three of Oaktree’s designees to the company’s board of directors and to expand the current number of directors of the board from seven to nine.  The Oaktree designees as of the closing of the exchange transactions shall be Michael Kreger, Ken Liang and Kaj Vazales.  The company has also agreed that, in connection with any meeting of its shareholders at which directors are to be elected, Oaktree shall have the right to designate individuals to the company’s slate of director nominees in proportion to its equity ownership of the company.  So long as Oaktree beneficially owns a majority of the outstanding common stock it will have the right to designate no less than a majority of the individuals comprising the members of such slate.

To facilitate the board reconfiguration, Daniel E. Pittard has agreed to resign from the board, effective upon the consummation of the exchange transactions.

The descriptions of the terms of the exchange transactions, conversion of preferred stock, and board of directors reconfiguration contained in this press release are a summary.  No assurances can be made that following the consummation of the transactions, the company will be able to satisfy and maintain the continuing listing standards of the NYSE or that the common stock will continue to be listed for trading on the NYSE or be registered under Section 12 of the Securities Exchange Act of 1934, as amended. The company encourages you to read the agreements that it expects to file as exhibits to a Current Report on Form 8-K with the Securities and Exchange Commission.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production.  The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements, including, without limitation, the company’s results for the fourth quarter, will be achieved, or that it will have the ability to execute its business strategy and grow its business.  Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.  All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Copyright © 2014 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Jim Butler
Sr. Director of Finance and Treasurer
858-674-8183
jbutler@pulseelectronics.com